Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

APTORUM GROUP LIMITED

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (2)		Maximum Aggregate Offering Price (2)		Fee Rate		Amount of Registration Fee

Equity	Class A ordinary shares, par value $0.00001	Rule 457(c) and 457(h)	372,441	(3)	US$	3.364	US$	1,252,892	$ $	147.60 per 1,000,000	US$	184.93

Total Offering Amounts						—	US$	1,252,892		—	US$	184.93

Total Fee Offsets						—		—		—

Net Fee Due						—		—		—	US$	184.93

(1)	Covers Class A ordinary shares, par value US$0.00001 per share (“Class A Ordinary Shares”), of Aptorum Group Limited (the “Registrant”) issuable pursuant to the Amended 2017 Share Option Plan (the “Amended 2017 Share Option Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Class A Ordinary Shares that may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, and based on the average of the high and low sales price per share of the Registrant’s Class A Ordinary Shares on the Nasdaq Stock Market LLC on July 23, 2024.

(3)	Consists of 372,441 Class A Ordinary Shares that were added automatically under an evergreen provision since January 1, 2020 to the number of shares authorized for issuance under the Amended 2017 Share Option Plan.